Exhibit 10.6

June 6, 2017

Jay Spenchian

1825 Fielden Drive

Lexington, KY 40502

Dear Jay,

We are pleased to extend an offer for you to join U.S. Cellular as the Senior Vice President of Marketing reporting to Jay Ellison, Executive Vice President and Chief Operating Officer.  We hope that you accept this offer and start on July 5, 2017.  Upon acceptance, your appointment as an officer is subject to the approval of the U.S. Cellular Board of Directors.

This letter contains our complete offer of employment to you.  Your starting salary will be $525,000 annualized or $20,192 paid bi-weekly and will be subject to all applicable withholdings.

We would like to offer you a lump sum payment of $100,000 payable on December 29, 2017.  This is subject to a one year clawback period from the date of payment.  Should you leave employment with U.S. Cellular prior to December 29, 2018, the lump sum amount will be required to be paid back in full.

We would like to offer you a Restricted Stock Unit (RSU) award equivalent to $200,000, which will be based on the closing stock price on the date you commence employment at U.S. Cellular.  Your RSUs will vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant.  Foregoing is subject to approval by the LTICC, which we would expect to obtain shortly after you accept this letter.

You will be eligible to participate in our annual bonus program with a bonus target of 50%.  Your 2017 bonus payment will be guaranteed at target and based on earnings paid during the bonus period.  See attached bonus plan for details.

You will be eligible to participate in the company’s Long-Term Incentive Plan (LTIP).  Assuming the LTIP continues in its current form with the same base pay multiples; your target Long-Term Incentive (LTI) value will be 150% of your annual salary.  This target assumes that the company and you meet certain performance targets.

U.S. Cellular provides an excellent benefits package, including group insurance, 401(k) plan participation, pension, a Supplemental Executive Retirement Program (SERP) and flexible spending accounts.  Also, as a member of senior management, you are eligible to participate in two separate salary and bonus deferral programs.  Additional information regarding these programs, as well as U.S. Cellular’s complete benefits program, will be discussed with you at the time of hire.

We understand that making a move to follow your career aspirations isn’t always easy.  To assist you with the transition, we would like to offer relocation benefits which include up to six (6) months of temporary housing in the Chicagoland area, reimbursement of costs to move and store your personal goods for that period and any costs related to ending your current housing arrangements.

This offer is contingent on Board appointment.  This offer is also contingent upon you signing this letter and completing the USCC Services, LLC Confidentiality/ Non-Solicitation/Non-Competition agreement.  It’s important that you understand and follow all terms and conditions stated in the confidentiality agreement, and we will be happy to review the details with you directly.  As an associate, your employment remains at-will, meaning either you or the company can end your employment at any time, with or without notice or cause.  Neither this letter nor any other oral or written representations shall serve as an employment contract.

Jay, U.S. Cellular® is a dynamic organization that is an exciting and fulfilling place to work . We take pride in providing a rewarding career for our associates and a commitment of satisfaction to our valued customers. We are very excited about you moving into your new position and anticipate a mutually rewarding working relationship.

Congratulations on your new role and I look forward to a successful partnership.

Sincerely,

/s/ Jay Ellison

Jay Ellison

Executive Vice President – Chief Operating Officer

The provisions of the offer of employment referenced above, have been read, are understood, and the offer is herewith accepted.  I understand that my employment is contingent upon the completion of other requirements of the hiring process possibly including execution of an employment agreement, or any other contingencies U.S. Cellular needs to include.

Please read the following statement carefully, and then acknowledge that you have read and approved it by providing your signature below.   Return this signed letter and completed USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement to: U.S. Cellular®, 8410 West Bryn Mawr, Chicago, IL 60631.  Attention: Sara Rader, Senior Director Total Rewards and HR Operations.

By my signature below, I certify that I have read, fully understand and accept all terms of the foregoing statement.  Please signify your acceptance by entering the requested information in the field below.

Agreed and accepted by:	/s/ Jay Spenchian	Date:	June 7, 2017

Copy:Deirdre Drake

SVP- Chief Human Resources Officer

Enclosures:

USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement